Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Fred B. Parks, Chairman and CEO Todd E. Paulson, CFO (763) 475-1400

UROLOGIX REPORTS FISCAL FOURTH QUARTER AND 2004 FULL-YEAR RESULTS

Fiscal 2004 Revenue Increases 30 Percent; Company Reports First Annual Profit

        MINNEAPOLIS — August 9, 2004 — Urologix®, Inc. (NASDAQ:ULGX – news), today reported financial results for the fiscal fourth quarter and year ended June 30, 2004, and provided financial guidance for fiscal 2005.

        Fourth-quarter revenue rose 35 percent to nearly $7.0 million from $5.2 million in the same period last year. Sales of treatment catheters drove the growth and accounted for more than 94 percent of revenue in the just completed quarter, compared to 88 percent of revenue in the prior year period. Net earnings for the quarter were $837,000, or $0.06 per diluted share, compared to a net loss of $3.7 million, or $0.27 per share, for the fiscal fourth quarter of 2003. The fiscal 2003 fourth quarter results included a $610,000 charge to cost of goods sold for a lower-of-cost or market write-down of control unit inventory and a $1.3 million restructuring charge.

        Annual revenue for fiscal 2004 increased 30 percent to $24.3 million from $18.8 million in fiscal 2003. Net earnings for fiscal 2004 reached $642,000, or $0.04 per diluted share, compared to a net loss of $10.0 million, or $0.72 per share, in fiscal 2003.

        “We are proud to announce another quarter of solid financial performance, which has culminated in the first profitable year in Urologix’ history,” said Fred B. Parks, Chairman and Chief Executive Officer of Urologix. “Our financial results have improved steadily over the past year, and affirm that physicians and patients are recognizing the benefits of Cooled ThermoTherapy for the treatment of BPH.”

Urologix, Inc.
August 9, 2004

        Gross profit for the quarter improved to 69 percent of revenue, from 46 percent in the same period last year. Fourth quarter operating expenses declined to $4.0 million, or 58 percent of revenue, from $6.1 million, or 119 percent of revenue, in the prior year period. For the fiscal year, gross profit improved to 65 percent of revenue, from 58 percent in fiscal 2003. Fiscal 2004 operating expenses decreased to $15.2 million, or 62 percent of revenue, from $21.0 million, or 112 percent of revenue, in fiscal 2003. The fiscal 2003 fourth quarter and annual gross profit and operating expenses were impacted by the inventory write-down and restructuring charge, respectively, described above.

        Balances of cash and available-for-sale investments rose to $7.6 million at June 30, 2004, from $5.6 million at March 31, 2004 and $4.6 million at June 30, 2003. In the fourth quarter, $782,000 of proceeds from stock option exercises favorably impacted the June 30, 2004 cash balance. The domestic installed base of Cooled ThermoTherapy system control units reached 427 units at June 30, 2004, up sequentially from 414 units at March 31, 2004, and up from 381 units at June 30, 2003.

Fourth Quarter Highlights

        In May, at the American Urological Association annual meeting, physicians presented results from a one-year multi-center trial evaluating treatment with Cooled ThermoCath®, the Company’s most advanced catheter technology. The investigators concluded that treatment with the Cooled ThermoCath provides clinical outcomes similar to Urologix’ Targis® treatment but in less than 30 minutes and with improved patient comfort. In the study, 70 patients were treated at five leading U.S. medical centers.

        Urologix joined the Russell 3000® Index mid-year and is automatically included in the small-cap Russell 2000® Index for one year. Russell’s U.S. equity indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies.

Outlook

        The company anticipates fiscal 2005 annual revenues of $30 million to $32 million, a 23 percent to 32 percent increase over fiscal 2004, and diluted earnings per share of $0.20 to $0.26 per share. The fiscal 2005 guidance includes an incremental $1 million investment in research and development from fiscal 2004 levels, and assumes an income tax rate of 5 percent for fiscal 2005. Parks commented, “Record revenue, consecutive profitable quarters, and now our first profitable year all validate the momentum of our strategy. Our commitment to improving patient outcomes will benefit from the increased technology investment in fiscal 2005.”

Urologix, Inc.
August 9, 2004

Earnings Call Information

        Urologix will host a conference call with the financial community to discuss fourth quarter and full year results and the business outlook for fiscal 2005 on Tuesday, August 10, at 10:00 a.m. Central Time. Those interested in listening can log on at www.urologix.com.

About Urologix

        Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis® and Prostatron® names. Both systems utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

        Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the rate of adoption of Cooled ThermoTherapy by the medical community; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the development and effectiveness of the Company’s sales organization and marketing efforts; developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Urologix, Inc.
August 9, 2004

UROLOGIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	For the Three Months Ended June 30,		For the 12 Months Ended June 30,
	2004	2003	2004	2003
Sales	$6,976	$5,169	$24,324	$18,775
Cost of goods sold	2,135	2,780	8,547	7,942

Gross profit	4,841	2,389	15,777	10,833

Costs and expenses:
Selling, general and
administrative	3,270	3,881	12,338	15,390
Research and development	616	811	2,390	3,675
Amortization of intangibles	166	166	664	664
Restructuring	(25)	1,275	(200)	1,275

Total costs and expenses	4,027	6,133	15,192	21,004

Operating earnings (loss)	814	(3,744)	585	(10,171)
Interest income, net	23	4	57	123

Net earnings (loss)	$837	$(3,740)	$642	$(10,048)

Basic net earnings (loss) per
common share	$0.06	$(0.27)	$0.05	$(0.72)

Diluted net earnings (loss) per
common share	$0.06	$(0.27)	$0.04	$(0.72)

Weighted average number of shares
used in basic per share
calculations	14,093	13,918	14,015	13,915

Weighted average number of shares
used in diluted per share
calculations	15,075	13,918	14,649	13,915

Urologix, Inc.
August 9, 2004

UROLOGIX, INC.
Selected Balance Sheet Data
(Unaudited, in thousands)

	June 30, 2004	June 30, 2003
Cash and available for sale investments	$7,604	$4,619
Accounts receivable	2,689	2,129
Inventory	2,144	2,893
Current assets	12,808	10,338
Total assets	36,172	35,862
Current and total liabilities	5,454	6,757
Shareholders’ equity	30,718	29,105

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